Exhibit 10.24

Novellus Systems,Inc.
4000 North First Street
San Jose, CA 95134
TEL: (408) 943-9700
FAX: (408) 943-3422
August 24, 2005

William Kurtz
9 Shannon Court
Moraga, CA 94556
925-377-7630

Dear Bill:
I am pleased to offer you the position of Executive Vice President & CFO, reporting to Rick Hill, Chief Executive Officer.
Your starting salary will be $13,461.54 bi-weekly, which when annualized is $350,000.
In addition to this, a Stock Option Grant of 100,000 shares will be available to you subject to approval by the Stock Option and Compensation Committee of the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on your date of hire, and will be priced when granted by the Stock Option and Compensation Committee.
You will also receive a restricted stock award in the amount of 50,000 shares of the Company’s common stock. These shares are not stock options, but rather fully paid for shares of restricted stock subject to Board of Director and will vest 20% per year over a five (5) year period beginning on your start date.
You will also be eligible to participate in the Novellus Key Director/Manager Bonus Program, which provides up to 100% of base salary contingent upon successful completion of company and personal performance objectives. Your bonus will be guaranteed 200% of the pro-rated amount if the company pays any bonus for 2005. On-going participation in this program is subject to annual review by the Executive Staff and Compensation Committee.
Novellus has an excellent benefits program including health, dental, vision, life and long-term disability insurance coverage. Novellus pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

This offer of employment is contingent upon your:
(1) Completion of the Novellus Employment Application
(2) Completion of the background check authorization and disclosure form and successful execution of a background check in accordance with Company Policy
(3) Signing of the Novellus Proprietary Information Agreement
(4) Signing of the Novellus Employment Practices Acknowledgement
(5) Providing verification of your eligibility for employment in the United States
A Novellus Application, Disclosure and Authorization Form, Employment Eligibility Verification form (1-9), W-4, Employee Data Sheet, and Voluntary Self-Identification Form are enclosed for you to complete and return with your signed offer letter.
Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.
This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or his or her authorized designee).
Please acknowledge your acceptance of this offer by signing and returning one copy of the offer letter with the enclosed forms in the self-addressed stamped envelope. Please discuss your start date with your hiring manager and indicate in the space provided. The entire Novellus staff looks forward to you joining us and becoming a key person with our growing team.
Sincerely,

/s/ Lori Cox
Lori Cox
VP of Human Resources	/s/ William H. Kurtz	August 24, 2005

Novellus Systems, Inc.	Accepted (Signature)	Date

9/1/05 Start Date